                     SIXTH MODIFICATION OF LEASE AGREEMENT

            This Sixth Modification of Lease Agreement ("Agreement"), made this 3rd day of August, 2005, by and between METROPLEX ASSOCIATES, a New Jersey partnership, having an address c/o of Atlantic Realty Development Corporation., 90 Woodbridge Center Drive, Woodbridge, New Jersey 07095 (the "Landlord"), and HANOVER CAPITAL PARTNERS, LTD. (formerly, Hanover Capital Mortgage Corporation), a New York corporation, having an address at Metroplex Corporate Center I, 100 Metroplex Drive, Edison, New Jersey 08817 (the "Tenant").

                              W I T N E S S E T H:

            WHEREAS, by lease dated March 9, 1994 (the "Original Lease"), Landlord leased to Tenant and Tenant hired from Landlord certain premises (the "Original Space") having a gross rentable area of approximately 5,834 square feet constituting a portion of the third floor of the building (the "Building") known as Metroplex Corporate Center I, 100 Metroplex Drive, Edison, New Jersey 08817; and

            WHEREAS, by document entitled "First Modification and Extension of Lease Agreement", dated February 28, 1997 (the "First Modification"), the term of the Lease was extended until 6:00 p.m. on June 30, 2002; and

            WHEREAS, by document entitled "Second Modification and Extension of Lease Agreement", dated April 22, 2002 (the "Second Modification"), the term of the Lease was extended until 6:00 p.m. on April 30, 2005; and

            WHEREAS, by document entitled "Third Modification of Lease Agreement", dated May 8, 2002 (the "Third Modification"), Landlord leased to Tenant certain additional space having a gross rentable area of approximately 777 square feet located on the third floor of the Building (the "Second Space"); and

            WHEREAS, by document entitled "Fourth Modification of Lease Agreement", dated November, 2002 (the "Fourth Modification"), Tenant surrendered to Landlord the Second Space and Landlord leased to Tenant certain additional space having a gross rentable area of approximately 3,890 square feet located on the second floor of the Building (the "Third Space"); and

            WHEREAS, by a letter agreement (the "Letter Agreement"), dated July 31, 2003 (the "Letter Agreement"), Landlord leased to Tenant certain additional space having a gross rentable area of approximately 777 square feet located on the third floor of the Building (the "Fourth Space"); and

            WHEREAS, by document entitled "Fifth Modification of Lease Agreement", dated October 9, 2003 (the "Fifth Modification"), Tenant surrendered to Landlord the Original Space, the Third Space and the Fourth Space and Landlord leased to Tenant certain additional space having a gross rentable area of approximately 12, 267 square feet located on the first floor of the Building (the "Fifth Space"); and

            WHEREAS, the Fifth Space is herein collectively referred to as the "Premises"; and

            WHEREAS, the Original Lease, the First Modification, the Second Modification, the Third Modification, the Fourth Modification, the Letter Agreement and the Fifth Modification are herein collectively referred to as the "Lease"; and

            WHEREAS, Landlord and Tenant desire to further modify the Lease as hereinafter provided;

            NOW, THEREFORE, for and in consideration of the above premises, the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

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

            1. Premises. Upon the Replacement Space Commencement Date (as said term is hereinafter defined), the definition and description of the Premises in the Lease shall be modified and amended (i) to delete the Fifth Space (collectively, the "Surrendered Space"), and (ii) to include certain additional premises having a gross rentable area of approximately 15,865 square feet (the "Replacement Space") constituting a portion of the first floor of the building located at 200 Metroplex Drive, Edison, New Jersey (the "200 Building"), which Replacement Space is more particularly described on Exhibit A annexed hereto. As a result of the foregoing, the definition and description of the Premises in the Lease, shall, as of the Replacement Space Commencement Date, refer to the Replacement Space described herein. From and after the Replacement Space Commencement Date, all references to the Building in the Lease shall refer to the 200 Building.

            2. Term. (a) The term for the Replacement Space shall commence on the later of: (1) October 1, 2005, or (ii) the date Landlord delivers possession of the Replacement Space to Tenant with the Replacement Space Work (as said term is hereinafter defined), exclusive of so-called "punchlist" items, substantially completed (the "Replacement Space Commencement Date"). The Replacement Space Work shall be deemed substantially completed at such time as the only items of Replacement Space Work to be completed are those which will not substantially interfere with Tenant's use and occupancy of the Replacement Space. Notwithstanding the foregoing, should Landlord be delayed in delivering possession of the Replacement Space to Tenant, or in substantially completing the Replacement Space Work, by reason of Tenant's delay, lack of cooperation, request for changes in the Replacement Space Work, or the performance of work by anyone employed or engaged by Tenant, or by reason of any other act or omission of Tenant, the Replacement Space Commencement Date shall be the date which is the earlier of (i) the date when Landlord delivers possession of the Replacement Space to Tenant with the Replacement Space Work, exclusive of so-called "punchlist" items, substantially completed as hereinabove provided, or (ii) the date when Landlord would have delivered possession of the Replacement Space to Tenant with the Replacement Space Work, exclusive of so-called "punchlist" items, substantially completed but for the occurrence of any Tenant delay referred to above. The term for the Replacement Space shall expire (the "Replacement Space Termination Date") at 6:00 p.m. five Lease Years (as such term is hereinafter defined) from the Replacement Space Commencement Date. The first Lease Year shall be the period commencing on the Replacement Space Commencement Date and ending twelve (12) calendar months thereafter, provided, however, that if the Replacement Space Commencement Date is not the first day of a calendar month, the first Lease Year shall commence on the Replacement Space Commencement Date and end twelve (12) calendar months from the last day of the month in which the Commencement Date occurs. Each succeeding twelve (12) calendar month period thereafter shall be a Lease Year.

            (b) On the Replacement Space Commencement Date, the Lease shall be terminated with respect to the Surrendered Space. All Fixed Rent, additional rent and other charges required to be paid by Tenant with respect to the Surrendered Space shall be paid and all of Tenant's other obligations under the Lease with respect to the Surrendered Space shall be performed, up to and including the Replacement Space Commencement Date. Tenant shall, on or before the Replacement Space Commencement Date, surrender the Surrendered Space to Landlord in the condition in which the Premises are required to be surrendered by Tenant in accordance with the provisions of the Lease. Failure of Tenant to comply with its obligations pursuant to this Section 2(b) shall constitute a default by Tenant under the Lease. In addition, in the event Tenant fails to surrender the Surrendered Space to Landlord as aforesaid on or before the Replacement Space Commencement Date, in addition to any damages to which Landlord may be entitled or other remedies Landlord may have by law, Tenant shall pay to Landlord a rental for the period it remains in possession of the Surrendered Space after the Replacement Space Commencement Date, at the rate of
(i) twice the Fixed Rent then being paid by Tenant allocable to the Surrendered Space, plus (ii) all items of additional rent and other charges then being paid by Tenant allocable to the Surrendered Space. Nothing herein contained shall be deemed to give Tenant any right to remain in possession of the Surrendered Space after the Replacement Space Commencement Date. Landlord shall not be required to deliver possession of the Replacement Space to Tenant unless and until Tenant has complied with its obligations pursuant to this Section 2(b); however, in no event will the Replacement Space Commencement Date be delayed as a result thereof.

            (c) Any option set forth in the Lease to renew or extend the term of the Lease is hereby declared null and void and of no further force or effect. Tenant shall have, and is hereby granted, one (1) additional option to further renew and extend the term of the Lease from the date upon which it would otherwise expire, for one (1) additional extension term which shall be for a period of five (5) years (the "Additional Extension Term"). The Additional Extension Term shall follow consecutively upon the Replacement Space Termination Date as hereinabove provided and such Additional Extension Term shall, upon commencement thereof, be deemed included in references to "the term of this Lease" and "the full term of this Lease". Tenant's option with respect to the Additional Extension Term shall be exercised by Tenant giving written notice to Landlord of Tenant's exercise of same not later than nine (9) months prior to the Replacement Space Termination Date. Time is of the essence with respect to such notice, and failure of Tenant to give such notice on or before such date shall constitute a binding and conclusive waiver of Tenant's option with respect to the Additional Extension Term. The option to renew and extend the term of the Lease as hereinabove provided shall not be deemed validly exercised unless Tenant shall not be in default at the time of either the exercise of such renewal option or the commencement of the Additional Extension Term. If Tenant elects to exercise said renewal option, the full term of the Lease shall be automatically extended for the Additional Extension Term without the need for the execution of an extension or renewal lease. The Additional Extension Term shall be on all of the same terms and conditions as are in effect hereunder immediately preceding the commencement date of the Additional Extension Term, except that the Fixed Rent during the Additional Extension Term shall be as provided in Section 3(c) hereinbelow. All provisions for the payment of additional rent shall continue to apply without limitation. Tenant shall have no further right or option to renew the term of the Lease after the expiration of the Additional Extension Term.

            3. Fixed Rent. (a) Commencing on the Replacement Space Commencement Date and continuing through the Replacement Space Termination Date, Tenant shall pay to Landlord Fixed Rent for the Replacement Space in an amount equal to: (i) for Lease Months (defined as 1/12th of a Lease Year) 1-24, the product of the gross rentable area of the Replacement Space multiplied by $17.55 per square foot (i.e. 15,865 square feet x $17.55 = $278,430.75 per annum/$23,202.56 per month) and (ii) for Lease Months 25-60, the product of the gross rentable area of the Replacement Space multiplied by $18.05 per square foot (i.e. 15,865 square feet x $18.05 = $286,363.25 per annum/$23,863.60 per month). One full monthly installment of Fixed Rent shall be due and payable upon execution of this Agreement by Tenant.

            (b) Fixed Rent shall be payable in equal monthly installments, as aforesaid, in advance on the first day of each and every calendar month of the term of the Lease in lawful money of the United States of America in the office of Landlord or at such other place as may hereafter be designated by Landlord. Fixed Rent shall be paid to Landlord without notice or demand and without deduction, setoff or other charge therefrom or against the same.

            (c) If Tenant validly exercises its option to extend the term of the Lease for the Additional Extension Term, as provided in Section 2(c) hereinabove, the Fixed Rent payable by Tenant to Landlord for the Additional Extension Term shall be the "Fair Market Rental Value" of the Premises for such Additional Extension term determined as follows:

            Within ten (10) days after receipt by Landlord of Tenant's notice exercising its option to renew and extend the term of the Lease for the Additional Extension Term, Landlord shall notify Tenant of Landlord's determination of the Fair Market Rental Value of the Premises for the Additional Extension Term. Said Fair Market Rental Value may be different for each lease year during the Additional Extension Term. Within ten (10) days after receipt of Landlord's notice, time being of the essence with respect thereto, Tenant shall advise Landlord that (a) it accepts Landlord's determination of the Fair Market Rental Value of the Premises, or (b) it rejects Landlord's determination of the Fair Market Rental Value of the Premises. If Tenant fails to advise Landlord within said ten (10) day period, Tenant shall be deemed to have accepted the Fair Market Rental Value determined by Landlord. If Tenant rejects Landlord's determination of the Fair Market Rental Value of the Premises, Tenant shall, at its cost and expense, engage the services of an independent real estate appraiser, having an MAI designation, with knowledge and experience of rental values of similar properties in the area to perform an appraisal to determine the Fair Market Rental Value of the Premises for the Additional Extension Term. Such appraiser shall render his or her appraisal report to Landlord and Tenant not later than thirty (30) days after the date of Tenant's notice to Landlord rejecting Landlord's determination of the Fair Market Rental Value of the Premises. If such appraiser shall fail to render such report within such thirty
(30) day period (time being of the essence), Tenant's rejection of Landlord's determination of the Fair Market Rental Value of the Premises shall conclusively be deemed to have been waived and the rental for the Additional Extension Term shall be as originally determined by Landlord. If the appraiser shall render his or her report within such thirty (30) day period and the Fair Market Rental Value so determined shall not be acceptable to Landlord, Landlord shall have the right, at its cost and expense, to engage the services of an appraiser, having similar qualifications as those set forth above, to determine the Fair Market Rental Value of the Premises for the Additional Extension Term. In the event that Landlord's appraiser shall determine a Fair Market Rental Value which shall not differ by more than ten (10%) percent from the Fair Market Rental Value determined by Tenant's appraiser, the Fair Market Rental Value of the Premises shall be deemed to be the average of the Fair Market Rental Value determinations made by Landlord's appraiser and Tenant's appraiser. If Landlord's appraiser shall determine a Fair Market Rental Value which shall differ more than ten (10%) percent from the Fair Market Rental Value determined by Tenant's appraiser, then the two appraisers shall select a third appraiser, having similar qualifications as those set forth above, and Landlord and Tenant shall engage the services of such third appraiser to perform an appraisal to determine the Fair Market Rental Value of the Premises, with Landlord and Tenant each to pay one-half of the cost of such third appraiser. The appraiser for Landlord and the appraiser for Tenant shall select such third appraiser within ten (10) days after Landlord notifies Tenant that such third appraiser is required. Such third appraiser shall be instructed to render an appraisal report to Landlord and Tenant not later than thirty days (30) after the date of his or her engagement. The Fair Market Rental Value of the Premises for the Additional Extension Term shall be the Fair Market Rental Value determination of the appraiser selected by Landlord or Tenant whose determination is closer to the determination of the third appraiser. The Fair Market Rental Value of the Premises, as agreed upon by the parties or as determined as hereinabove provided, shall be final and binding upon both Landlord and Tenant. Notwithstanding anything to the contrary contained herein, in no event shall the Fixed Rent for any lease year during the Additional Extension Term be less than the Fixed Rent for the immediately preceding lease year.

            (d) All provisions for the payment of additional rent set forth in the Lease, including, without limitation, all provisions pertaining to the payment of Tenant's Proportionate Share of Operating Costs and taxes (as said terms are defined in Article 18 of the Lease) shall continue to apply with modification except as set forth herein.

            4. Proportionate Share. The Lease is amended to provide that effective as of the Replacement Space Commencement Date, provided that Tenant has vacated the Surrendered Space in accordance with the terms hereof, Tenant's Proportionate Share, as defined in Article 3 of the Original Lease, shall be 12.61% for the Replacement Space.

            5. Insurance. The Lease is supplemented to provide that Tenant shall, at its cost and expense, procure all policies of insurance for the purpose of insuring the Replacement Space in accordance with the terms set forth in Article 4 of the Original Lease. Policies of such insurance, or certificates thereof, together with reasonable evidence of premium payment therefor, shall be delivered to Landlord upon execution of this Agreement.

            6. Additional Rent. (a) Commencing on the Replacement Space Commencement Date, the Base Year, as defined in Article 18 of the Lease, shall be changed to the calendar year 2005.

            (b) Commencing on the Replacement Space Commencement Date, Article 18, Section 1 of the Lease shall be deleted and the following shall be substituted therefor:

            "Section 1. It is expressly agreed that commencing as of January 1, 2006, Tenant shall pay, in addition to the Fixed Rent, and as additional rent hereunder, in each calendar year within the term hereof, its Proportionate Share of all "Operating Costs" and "taxes" (as said terms are hereinafter defined) of the Building and the Lot which shall exceed those applicable to the "Base Year". For the purposes of this Lease, the term "Base Year" shall mean the calendar year 2005."

            (c) Commencing on the Replacement Space Commencement Date, Article 18, Section 4 of the Lease shall be deleted and the following shall be substituted therefor:

            "Section 4. Commencing on January 1, 2006 and continuing for and during each calendar year of the term of this Lease Agreement, Tenant agrees to pay to Landlord, at Landlord's option and at the same time as each monthly payment of Fixed Rent and in addition thereto, an amount equal to one twelfth (1/12th ) of Tenant's Proportionate Share of the increase in the Operating Costs and taxes applicable to the current calendar year based upon the amount by which the prior calendar year is in excess of the Base Year. Said sum shall be held by Landlord and shall be employed in connection with the payment of such Operating Costs and taxes as the same become due and payable. Tenant further agrees to make such further payments in such amounts and at such times as Landlord may reasonably require to account for any deficiency in the reserve funds held by Landlord so as to enable Landlord to satisfy the increase in the Operating Costs and taxes for the particular calendar year in full, which sums Tenant shall furnish Landlord as additional rent hereunder. Notwithstanding the foregoing provisions, if at any time Landlord incurs such costs at a higher rate Landlord shall have the right to bill Tenant for its Proportionate Share of said excess and to continue to collect same in advance on a monthly basis as above provided. Within six (6) months after the end of each calendar year during the term hereof, Landlord shall deliver to Tenant a reasonably detailed statement (the "End of Year Statement") setting forth the actual Operating Costs and taxes for such calendar year. Landlord shall keep all its books and records upon which the End of Year Statement is based, and make all calculations in connection therewith, in accordance with generally accepted accounting principles consistently applied. If Tenant has paid less than the actual amount due, Tenant shall pay the difference to Landlord within thirty (30) days after Tenant's receipt of the End of Year Statement. Any amount paid by Tenant which exceeds the amount due shall be credited against the next succeeding estimated payments due hereunder, unless the term hereof has then expired, in which event the excess amount shall be refunded to Tenant at the time of delivery of the End of Year Statement. If the Expiration Date is prior to the last day of a calendar year, Tenant's obligations pursuant to this Section 4 shall be apportioned so that Tenant shall only pay such portion of Operating Costs and taxes attributable to such calendar year occurring during the term of this Lease. "

            (d) The Lease is hereby supplemented to provide that notwithstanding anything to the contrary contained in the Lease, in the event that any tenant of the Building is separately billed for any item of Operating Costs, the amount billed to such tenant shall not be included in the term Operating Costs and the gross rentable floor area of such tenant's leased premises shall be excluded for the purposes of determining Tenant's Proportionate Share with respect thereto.

            (e) Commencing on the Replacement Space Commencement Date, Article 18 of the Lease shall be amended by adding the following as Section 5:

            Section 5. Without limiting any of Tenant's obligations pursuant to this Article 18, Tenant shall have the right, at its cost and expense, to audit the Operating Costs for the immediately preceding calendar year only, in order to verify the accuracy of any expense which was charged to Tenant as additional rent hereunder provided that:

            (a) Tenant shall notify Landlord of its election to audit the Operating Costs and taxes within thirty (30) days following Tenant's receipt of the End of Year Statement;

            (b) such audit shall be conducted only during the hours of 10 A.M. to 4 P.M. on Monday through Friday on the 10th through the 25th day of the month;

            (c) such audit shall be conducted at the office where Landlord maintains Operating Costs expense records and only after Tenant gives Landlord at least thirty (30) days' prior written notice;

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            (d) Tenant shall deliver to Landlord a copy of the results of such audit within ninety (90) days following Tenant's receipt of the End of Year Statement;

            (e) no such audit shall be conducted if any other tenant has conducted an audit for the time period Tenant intends to audit and Landlord furnishes to Tenant a copy of the result of such audit;

            (f) such audit shall only be conducted by a certified public accountant not compensated on a contingent fee basis;

            (g) no audit shall be conducted at any time that Tenant is in default of any of the terms of this Lease;

            (h) no subtenant shall have any right to conduct an audit;

            (i) no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises; and

            (j) Tenant shall keep the results of such audit strictly confidential and shall not disclose the same to any other tenant of the Building.

            In the event that Tenant's audit alleges that an error was made by Landlord, Landlord shall have ninety (90) days following receipt of the results of such audit to obtain an audit from an accountant of Landlord's choice, at Landlord's cost and expense, or Landlord shall be deemed to have accepted the results of Tenant's audit. In the event that Landlord's and Tenant's accountants shall be unable to reconcile the results, both accountants shall mutually agree upon a third accountant whose determination shall be conclusive. The cost of any such third accountant shall be shared equally between Landlord and Tenant. If it is determined that Tenant has paid less than the actual amount due, Tenant shall pay the difference to Landlord within thirty (30) days after the date of such determination. If it is determined that Tenant has paid any amount in excess of the amount due, such excess amount shall be refunded to Tenant within thirty
(30) days after the date of such determination.

            7. Electric Charges. The Lease is supplemented to provide that from and after the Replacement Space Commencement Date, Tenant shall pay, as additional rent, all charges for electricity, light, heat or other utility used by Tenant at the Replacement Space. If electric energy consumed in the Replacement Space is not separately metered, either by the utility company or by Landlord, and billed to Tenant, Tenant shall pay Landlord for such electric energy the sum of $19,831.25 per annum (i.e., $1.25 per square foot of gross rentable area of the Replacement Space) in equal monthly installments of $1,652.60 each on the first day of each month during the term of the Lease commencing on the Replacement Space Commencement Date. Such sum of $19,831.25 shall be subject to increase in accordance with increases in electric charges payable by Landlord. In addition, either Landlord or Tenant may, at any time, at its sole cost and expense, engage an electrical consultant, approved by Landlord, to make a survey of the electric energy demand in the Replacement Space and to determine the average monthly electric consumption in the Replacement Space. The findings of said consultant as to the average monthly electric consumption of Tenant shall be deemed conclusive and binding upon the parties. From and after said consultant has submitted its report, Tenant shall pay to Landlord, as additional rent, on the first day of each month during the balance of the term of the Lease (or until another such survey is performed or a separate electric meter is installed for the Replacement Space), in advance, the amount set forth in the survey as the monthly electric consumption.

            8. Brokerage Commission. Tenant warrants and represents that it has not dealt or negotiated with any real estate broker or salesman in connection with this Agreement other than Newmark Real Estate of New Jersey, L.L.C. (the "Broker") or representatives thereof. Tenant shall and hereby does indemnify and hold Landlord harmless from and against any real estate commissions, fees, charges or the like, or claims therefor, including any and all costs incurred in

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connection therewith, arising out of the within transaction payable to any party other than the Broker except to the extent any such claim or commission is based solely upon Landlord's acts. Landlord shall pay any commission due to the Broker pursuant to a separate agreement, less any prepaid commission for the unexpired term of the Surrendered Space.

            9. Condition of Premises/Replacement Space Work. (a) Landlord shall, at its sole cost and expense, promptly following execution of this Agreement, prepare the Replacement Space for Tenant's occupancy in accordance with Plan SP1-3 created by dbi (the "dbi Plan") attached hereto as Exhibit B (the "Replacement Space Work"). Landlord shall pay all costs and expenses of dbi for space planning and shall obtain, at Landlord's cost, any building permits necessary for the Replacement Space Work. Tenant shall have the right to submit a written "punch list" to Landlord, setting forth any defective item of construction, and Landlord shall promptly cause such items to be corrected. The Replacement Space Work shall not include the installation of Tenant's furniture, including Tenant's systems furniture, fixtures, equipment and telephone and data cabling, all of which shall be installed by Tenant at Tenant's sole cost and expense. Except for the Replacement Space Work, it is expressly understood and agreed to by and between the parties hereto that the Replacement Space is being leased by Landlord to Tenant, and shall be delivered to Tenant in its present condition "as is", and Landlord shall not be obligated to perform any additional work of any type or nature whatsoever in connection with this Agreement.

            (b) Tenant shall have no obligation to remove or restore the Replacement Space Work except that Tenant, at its sole cost and expense, shall, upon the expiration or sooner termination of this Lease, remove all voice, data and computer wires and cabling from the Premises and the Building and shall repair any damage caused by such removal.

            10. Security Deposit. Pursuant to Article 39 of the Lease, Tenant has deposited with Landlord the sum of $6,500 as and for a security deposit. Upon Tenant's execution of this Agreement, Tenant shall pay to Landlord the sum of $16,702.56 as additional security. Upon such payment, Tenant's total security deposit shall be in the amount of $23,202.56 which shall be held by Landlord in accordance with Article 39 of the Lease.

            11. Article 16 of the Lease is hereby amended by adding the following thereto as Section 10:

            Section 10. Notwithstanding anything to the contrary contained herein, (i) a default by Tenant beyond any applicable cure period of any of the terms and conditions set forth in this Lease, shall also constitute a default under that certain lease between Landlord and HanoverTrade, Inc. for other premises within the Building; and (ii) a default by HanoverTrade, Inc. beyond any applicable cure period of any of the terms and conditions set forth in its lease with Landlord for other premises within the Building, shall also constitute a default under this Lease.

            12. No Default. Tenant represents, warrants and covenants that Landlord is not currently in default under any of its obligations under the Lease and Tenant is not in default under any of its obligations under the Lease and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by either Landlord or Tenant under the Lease.

            13. Defined Terms. The terms used in this Agreement and not defined herein shall have the respective meanings indicated in the Lease, unless the context requires otherwise.

            14. No Other Changes. The intent of this Agreement is only to modify and amend those provisions of the Lease as herein specified. Except as herein specifically modified, changed and amended, all of the terms and conditions of the Lease shall remain in full force and effect.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Fifth Modification of Lease Agreement as of the day and year first above written.

WITNESS:                                   METROPLEX ASSOCIATES
                                           (Landlord)

_______________________                    By:/s/ David Halpern
                                              ---------------------------------
                                              David Halpern, Partner

ATTEST:                                    HANOVER CAPITAL PARTNERS, LTD.
                                           (Tenant)

/s/ Pavl B. Pedrotti                       By: /s/ Joyce Mizerak
-----------------------                        ---------------------------------
                                              Joyce Mizerak, President

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                                   EXHIBIT A

                               REPLACEMENT SPACE

                                   EXHIBIT B

                                  THE DBI PLAN

                                      -10-